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                                                                      EXHIBIT 11


                               FTP SOFTWARE, INC.
           WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE
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

                                                      FULLY DILUTED   PRIMARY
For the three months ended March 31, 1995:
   Common stock outstanding, beginning of period        23,344,122   23,344,122
   Weighted average common stock issued during the
        three months ended March 31, 1995                  588,913      588,913
   Weighted average common stock equivalents             6,300,693    6,300,693
   Weighted average treasury shares acquired using
        the treasury stock method                       (1,513,043)  (1,709,660)
                                                        ----------   ----------
   Weighted average shares of common stock
        outstanding, end of period                      28,720,685   28,524,068
                                                        ==========   ==========

For the three months ended March 31, 1996:
   Common stock outstanding, beginning of period        26,506,729   26,506,729
   Weighted average common stock issued during the
        three months ended March 31, 1996                  432,279      432,279
                                                        ----------   ----------
   Weighted average shares of common stock outstanding,
           end of period                                26,939,008   26,939,008
                                                        ==========   ==========
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